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                                                                   EXHIBIT 21.1



                      LIST OF SUBSIDIARIES OF THE Company


LIST OF SUBSIDIARIES OF THE COMPANY AS OF DECEMBER 31, 1999:

         IMC Corporation of America
         IMC Credit Card, Inc.
         IMC International, Inc.
         IMC Securities, Inc.
         IMC Investment Corp.
         IMC Investment Limited Partnership
         ACG Financial Services (IMC), Inc.
         American Mortgage Reduction, Inc.
         Central Money Mortgage Co. (IMC), Inc.
         CoreWest Banc
         Equity Mortgage Co. (IMC), Inc.
         Mortgage America (IMC), Inc.
         American Home Equity Corporation
         National Lending Center, Inc.
         National Lending Center TILT, Inc.
         National Lending Group, Inc.
         Residential Mortgage Corporation (IMC), Inc.